EXHIBIT 3.2
(TRANSLATION)
REGULATIONS OF THE BOARD OF DIRECTORS
CHAPTER I
GENERAL PROVISIONS
  Article 1.               (Purpose)
            The purpose of these Regulations is to provide for matters concerning the composition, proceedings, etc. of the Board of Directors of the Company in addition to those provided for by laws and ordinances or the Articles of Incorporation, and thereby to facilitate the lawful, smooth and appropriate management of the Board of Directors.
Article 2.               (Definition)
            In these Regulations, the “Group” means the Company and its banking subsidiaries and asset management subsidiaries.
Article 3.               (Amendment and Abrogation)
            Amendment and abrogation of these Regulations shall require a resolution of the Board of Directors.
CHAPTER II
KINDS AND COMPOSITION OF MEETINGS
  Article 4.               (Kinds of Meetings)
              1.          Meetings of the Board of Directors shall either be ordinary meetings of the Board of Directors or extraordinary meetings of the Board of Directors.
              2.          Ordinary meetings of the Board of Directors shall be convened once a month at a fixed time; provided, however, that such meeting may be canceled under certain circumstances.
              3.          Extraordinary meetings of the Board of Directors may be convened whenever necessary.
Article 5.               (Composition)
              1.          The Board of Directors shall comprise all the Directors.

             2.          Any Auditor may attend a meeting of the Board of Directors and express his/her opinion thereat whenever deemed necessary.
             3.          The Board of Directors may, whenever it deems necessary, request the Executive Officer(s) of the Company and the director(s), and executive officer(s)and others of the banking subsidiaries or the asset management subsidiaries to attend a meeting of the Board of Directors and to report the status of the execution of business. It may also request the person(s) concerned with the agenda of a meeting to attend the meeting of the Board of Directors and to give his (their) opinions thereat.
CHAPTER III
CONVOCATION
  Article 6.               (Persons to Convene Meetings)
              1.          Meetings of the Board of Directors shall be convened by the Chairman of the Board.
              2.          In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the President, the Deputy Presidents, the Senior Managing Directors, the Managing Directors or the Directors shall act in his/her place in accordance with the order previously determined.
              3.          Any of the Directors may request convocation of a meeting of the Board of Directors to the person authorized to convene the meeting by submitting the agenda and the reason therefor.
              4.          In the event that the notice of convocation is not dispatched within five (5) days from the date of making the request as referred to in the preceding paragraph to convene a meeting of the Board of Directors to be held within two (2) weeks from the date of making such request, the Director who requested the convocation shall be entitled to convene such meeting of the Board of Directors.
              5.          Any of the Auditors may, when he/she determines that a Director has committed or might commit a fraudulent act, or when he/she becomes aware of a fact that a Director has violated laws or ordinances or the Articles of Incorporation, request the convocation of, or convene, a meeting of the Board of Directors, if necessary, to report such act or fact, in the same manner as provided for in the preceding two (2) paragraphs.
              6.          Any of the Directors may convene a meeting of the Board of Directors immediately following the re-election of all of the Directors.
Article 7.               (Notice of Convocation)
              1.          Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.
              2.          In the event that the consent of all Directors and Auditors is obtained, meetings of the Board of Directors may be held without taking the procedures of convocation.

CHAPTER IV
PROCEEDINGS
Article 8.               (Chairman of Meetings)
              1.          Meetings of the Board of Directors shall be presided over by the Chairman of the Board.
              2.          In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the provisions of Article 6, Paragraph 2 shall be applied mutatis mutandis.
              3.          A meeting of the Board of Directors convened immediately after the re-election of all of the Directors shall be presided over by the person elected by mutual vote from among the Directors present.
              4.          The chairman shall preside at meetings and organize proceedings.
Article 9.               (Method of Resolutions)
              1.          Unless otherwise provided for in laws or ordinances, a majority of the Directors shall attend the meeting of the Board of Directors and resolutions thereof shall be adopted by a majority of the votes of the Directors present; provided, however, that, in the case of a resolution to approve extension of credit to a Director, a majority of the Directors shall attend the meeting and such resolution shall be adopted by not less than two-thirds of the votes of the Directors present.
              2.          Any Director who has a special interest in a matter submitted to a meeting of the Board of Directors shall be prevented from exercising his/her voting right in relation to such matter. In such cases, the Director concerned shall not be included in the number of Directors present in the preceding paragraph.
Article 10.               (Minutes)
              The gist of proceedings and the results of a meeting of the Board of Directors, and other matters stipulated by laws and ordinances shall be recorded in the minutes, and the Directors and the Auditors present at the relevant meeting shall affix their names and seals thereto.

CHAPTER V
FUNCTION
  Article 11.               (Function)
            The Board of Directors shall deliberate and decide on important matters including the basic policy for the management of business of the Group and observe that the operation of the business of the Group is executed on the basis of such decisions.
Article 12.               (Matters to be Resolved)
1.	The following matters shall be resolved at meetings of the Board of Directors:
(1)	Matters stipulated by laws and ordinances:
a.	Convocation and subject matters of, and agenda to be discussed at, general meetings of shareholders;

b.	Election and removal of Representative Directors;

c.	Approval of a Director’s engaging in competitive transactions, transactions with the Company or transactions in which the interests of the Company and the Director conflict;

d.	Election and removal of general managers and other senior employees;

e.	Establishment, change and abolition of important organizational units;

f.	Disposal and acquisition of material assets;

g.	Borrowing and guarantee of large amounts;

h.	Matters concerning issuance of shares, etc;

i.	Matters concerning interim dividends;

j.	Matters concerning issuance of bonds or debentures;

k.	Approval of financial statements and business reports, and schedules to be attached thereto;

l.	Approval of consolidated financial statements;

m.	Matters concerning the establishment of a system to ensure that the execution of the Directors’ duties shall be compliant with laws or ordinances or the Articles of Incorporation and other systems stipulated by Ordinance of Ministry of Justice as necessary in order to ensure the appropriateness of the business of a corporation; and

n.	Other matters stipulated by laws and ordinances.
(2)	Matters stipulated by the Articles of Incorporation:
a.	Establishment of, amendment to and abrogation of the Share Handling Regulations;

b.	Election and removal of the Chairman of the Board, President, Deputy Presidents, Senior Managing Directors and Managing Directors;

c.	Order of a substitute to act as chairman of a general meeting of shareholders; and

d.	Other matters stipulated by the Articles of Incorporation.
(3)	Matters concerning Directors, Auditors and Executive Officers:
a.	Business in charge of each Director;

b.	Commissioning business to, and discharging business from, Directors;

c.	Election and removal of Specified Directors;

d.	Election and removal of Executive Officers;

e.	Business in charge of each Executive Officer;

f.	Approval of an Executive Officer’s engaging in competitive transactions, transactions with the Company or transactions in which the interests of the Company and the Executive Officer conflict; and

g.	Execution of liability limitation agreement with Outside Auditors.
(4)	Matters concerning the basic policy, etc. (including material changes thereto) for the management of business of the Group:
a.	Establishment of the total management plan of the Group:
(a)	Establishment of a management policy, management plan and management strategy of the Group; and

(b)	Approval of policies for establishment of management policies, management plans and management strategies of the banking subsidiaries and asset management subsidiaries;
b.	Establishment of a risk management policy pursuant to the management strategy of the Group;

c.	Establishment of a basic policy and criteria for ensuring compliance with laws and ordinances of the Group;

d.	Establishment of a basic plan for evaluation of internal controls over financial reporting of the Group and approval of reports on internal controls over financial reporting of the Group; and

e.	Establishment of a basic policy for internal audit of the Group.
(5)	Matters concerning the basic policy for compliance with laws and ordinances and risk management (including material changes thereto) of the Company:
a.	Establishment of a basic policy and criteria for ensuring compliance with laws and ordinances, etc.;

b.	Establishment of a compliance manual;

c.	Establishment of a compliance program;

d.	Establishment of a basic policy for internal audit;

e.	Establishment of a basic policy for protection of information assets;

f.	Establishment of a basic policy for monitoring of outsourced business and affairs; and

g.	Establishment of a basic policy for contingency plans.
(6)	Other matters concerning the execution of material business:
a.	Approval of the execution of the business of the banking subsidiaries which falls under the category of important insider information of the Company and will materially affect the management of the business of the Group;

b.	Approval of merger and corporate split, etc. of the banking subsidiaries;

c.	Establishment and abrogation of, and material amendment to, the rules and regulations of the Company;

d.	Execution, cancellation and change of material contracts;

e.	Settlement of material litigation and other dispute;

f.	Material transactions and acts with the banking subsidiaries;

g.	Establishment of measures for the improvement of matters pointed out by major inspection by the governmental authorities concerned or external audit, and approval of measures for the improvement of such matters pointed out in respect of the banking subsidiaries; and

h.	Filing of annual securities reports and second quarterly reports.
(7)	Other matters deemed necessary by the Board of Directors.
            2.        The President may, in the case of urgency, execute any matters listed in the preceding paragraph without a resolution of the Board of Directors. In such case, however, the matter shall be presented for approval at the following meeting of the Board of Directors.
Article 13.               (Matters to be Reported)
            The President shall, as a representative of all of the Directors executing business, report to the Board of Directors the status of the execution of business at least once every three (3) months, and the matters below whenever necessary; provided, however, that the President may, whenever necessary, cause other Directors or Executive Officers or directors, executive officers or others of the banking subsidiaries or asset management subsidiaries to make such report:
(1)	Progress and results of the execution of decisions resolved at meetings of the Board of Directors.

(2)	Establishment and abrogation of, and material amendment to, the rules and regulations of the Company.

(3)	The following businesses individually executed by the banking subsidiaries:
a.	Matters resolved at meetings of the board of directors of the banking subsidiaries (including the content of settlement of accounts);

b.	Result of internal audits of the banking subsidiaries and the material point at issues thereby;

c.	Result of asset assessment and result in respect of amortization and provision of the banking subsidiaries;

d.	Audit result of asset assessment and result in respect of amortization and provision of the banking subsidiaries; and

e.	Result of monitoring of parties with a relatively-high credit risk conducted by the banking subsidiaries.
(4)	Result of internal audits of the asset management subsidiaries and the material point at issues thereby.

(5)	Matters concerning scandals, complaints from customers and system trouble that will materially affect management of the Group.

(6)	State of risks of the entire Group.

(7)	Result of major inspection by the governmental authorities concerned or of external audit and matters pointed out by such inspection or external audit, and such result and matters with respect to the banking subsidiaries and asset management subsidiaries.

(8)	Execution of, amendment to and abrogation of labor agreements.

(9)	Creation, abolition, merger and partition of material subsidiaries.

(10)	Delegation and removal of advisors.

(11)	Assumption by Directors of offices with other companies or engagement in other occupations.

(12)	Filing of first quarterly reports and third quarterly reports.

(13)	Other matters stipulated by laws and ordinances or the Articles of Incorporation.

(14)	Other matters deemed necessary by the Board of Directors.
            Any Director who has carried out a transaction referred to in Paragraph 1, Item (1) c. of the preceding Article shall report to the Board of Directors the important facts of such transaction without delay.
CHAPTER VI
SECRETARIAL ORGANIZATION
Article 14.               (Secretarial Organization)
            The General Manager of the Compliance Department shall be responsible for the secretarial matters of the Board of Directors.
CHAPTER VII
OMISSION OF RESOLUTION AND REPORT
Article 15.               (Omission of Resolution of Board of Directors)
            1.          In principle, matters to be resolved at a meeting of the Board of Directors shall be resolved after deliberation by the Directors present at the meeting of the Board of Directors held. The procedure under Article 33, Paragraph 2 of the Articles of Incorporation shall be taken only in the case of an emergency and when it is difficult to hold a meeting of the Board of Directors within the required time frame.
            2.          Each Director may make a proposal with respect to the matters provided for in Article 12 of these Regulations (hereinafter in this Article, such proposal shall be referred to as the “Proposal”) pursuant to Article 33, Paragraph 2 of the Articles of Incorporation when such Director determines that it is an emergency and that it is difficult to hold a meeting of the Board of Directors within the required time frame.

            3.          Each Director shall make a Proposal through the secretarial organization, and the secretarial organization shall immediately report the Proposal to the chairman of the meeting of the Board of Directors.
            4.          The Proposal shall become invalid when the following meeting of the Board of Directors is held, unless all Directors who are entitled to vote on such Proposal agree affirmatively in writing or by electronic means (hereinafter “in writing, etc.” shall refer to such writing and electronic means) and all Auditors indicate, in writing, etc., that they have no objection (hereinafter “the requirements for omission of a resolution are satisfied” shall refer to such agreement by all Directors and such indication of intention by all Auditors).
            5.          In the case where the requirements for omission of a resolution are satisfied with respect to a Proposal, minutes of a meeting of the Board of Directors shall be prepared regarding the Proposal, and all Directors and Auditors who have agreed affirmatively to the Proposal as provided for in the preceding paragraph shall affix their names and seals thereto.
            6.          In the event that a Proposal is made, the chairman of the meeting of the Board of Directors shall report the progress, gist and result of the Proposal at the following meeting of the Board of Directors.
Article 16.               (Omission of Report to Board of Directors)
            1.          In the event that a Director, Auditor or Accounting Auditor gives all Directors and Auditors notice of the matters provided for in Article 13 of these Regulations (excluding the report of the status of the execution of business to be made at least once every three (3) months pursuant to Article 13, Paragraph 1 of these Regulations) and other matters to be reported to the Board of Directors, the relevant matters are not required to be reported to the Board of Directors.
            2.          In the event that the preceding paragraph is applicable, a notice to that effect shall be given to the secretarial organization.
            3.          In the event that Paragraph 1 of this Article is applicable, minutes of a meeting of the Board of Directors shall be prepared, and all Directors and Auditors shall affix their names and seals thereto.
Supplementary Provisions
1.	These Regulations shall be enforced as from June 29, 2010.

2.	With respect to the matters to be resolved, which are referred to in Article 12, Paragraph 1 hereof, certain terms shall be construed as defined in the Appendix, and a submission standards for such matters shall be as set forth in the Appendix. The reporting standards for “other matters concerning the business individually executed, which are separately prescribed” referred to in Article 13, Item (11) hereof shall be as set forth in the Appendix.

3.	Material amendment to the rules and regulations referred to in Articles 12 and 13 hereof shall not include any inevitable amendment to the expressions which is caused by any amendment to laws or ordinances and requires no concrete review.
4.	The expansion of the scope of submission and reporting set forth in the Appendix shall be approved by The General Manager of the Compliance Department, and the Directors and Auditors shall be promptly notified of the details of such expansion.

Appendix
Standards for Submission and Reporting of Matters to the Board of Directors
This Appendix clarifies the criteria and definitions of certain terms under the submission and reporting standards provided for in these Regulations, and sets forth detailed standards.

1. Senior employees	“Senior employees” shall mean the General Managers stipulated by the Organization Regulations.

2. Important organizational units	“Important organizational units” shall mean the Departments stipulated by the Organization Regulations.

3. Disposal and acceptance of material assets	“Disposal and acceptance of material assets” shall include transfer and acquisition of part of the business (excluding transfer and acquisition for which a resolution at a general meeting of shareholders is required), and the detailed standards for other assets shall be as follows:

(1) Movables and real estate	a.	Definition of movables and real estate:
		(a)	Acquisition of movables and real estate shall include capital investment;
		(b)	The standard of amount concerning disposal of movables and real estate shall be the larger of the “sale vale” and the “book value”; and
		(c)	The amount of disposal loss associated with disposal of movables and real estate shall be the net amount taking into account amortization and reserve.

	b.	Standards for submission:
		(a)	Disposal and acquisition of assets of not less than two billion yen (¥2,000,000,000) per case; and
		(b)	Disposal which incurs a disposal loss of not less than five hundred million yen (¥500,000,000) per case.

	c.	Standards for reporting:
		(a)	Disposal and acquisition of assets of not less than one billion yen (¥1,000,000,000) and less than two billion yen (¥2,000,000,000) per case; and
		(b)	Disposal which incurs a disposal loss of not less than one hundred million yen (¥100,000,000) and less than five hundred million yen (¥500,000,000) per case.

(2) Securities	a.	Standards for submission: Capital contribution in a client, and other acquisition and disposal of securities of not less than two billion yen (¥2,000,000,000) per case.

b.	Standards for reporting:
Capital contribution in a client, and other acquisition and disposal of securities of not less than one billion yen (¥1,000,000,000) and less than two billion yen (¥2,000,000,000) per case.

4. Borrowing and guarantee of large amounts	a.	Standards for submission: Borrowing, etc. of money from a financial institution, in the amount of not less than two billion yen (¥2,000,000,000) per case.

	b.	Standards for reporting: Borrowing, etc. of money from a financial institution, in the amount of not less than one billion yen (¥1,000,000,000) and less than two billion yen (¥2,000,000,000) per case.

5. Transaction within the Group	In the case of transactions, which are referred to in “3. Disposal and acceptance of material assets” and “4. Borrowing and guarantee of large amounts” above, with the Company’s consolidated affiliate or equity method affiliate, the standard for amount and loss of transactions for which standard for submission and reporting is required shall, in principle, be half of those of normal transactions.

6. Others	“Other material changes” shall mean the changes affecting the essence of the relevant substance.